LICENSE AGREEMENT

     This Agreement, dated effective as of January 1, 2001 (the "Effective Date"), is by and between EMERSON RADIO CORP. (hereinafter "Licensor"), a Delaware corporation, having a place of business at Nine Entin Road, Parsippany, New Jersey 07054, and FUNAI CORPORATION, INC., a New Jersey corporation, having a place of business at 100 North Street, Teterboro, New Jersey 07608 and its Affiliates, as defined herein (hereinafter "Licensee").

     Licensor, directly and through affiliates, distributes a variety of consumer electronics products and microwave ovens in numerous countries throughout the world. Licensor is the owner of a certain valuable and well-known trademark as specifically set forth on Exhibit A (I) ("Trademark"), and the goodwill associated therewith;

     Licensee desires to obtain a license of Licensor's Trademark in connection with the manufacturing, marketing, sale and distribution of certain consumer electronics and other products as specifically set forth on Exhibit A (II), together with replacement parts which may bear the Trademark (collectively referred to herein as the "Goods"); Licensee desires to sell the Goods bearing the Trademark in the fifty United States, Washington, D.C. and Canada as they presently exist ("Territory") and use Licensor's Trademark in conjunction therewith;

     Licensor is agreeable to license the use of its Trademark with respect to the manufacturing, marketing, distribution and sale of the Goods by Licensee in the Territory, subject to the terms and conditions of this Agreement.

     In consideration of the foregoing premises and the mutual agreements contained herein, the following is agreed to:

1.   DEFINITIONS

     1.1 "Affiliate" means a person or entity who directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control, by ownership or ability to influence management, with a specified person or entity.

     1.2 "Confidential Information" means any and all information, data, specifications, customer lists, products and services information, sales and marketing information, vendor data, and information regarding either Licensor, Licensee or their respective Affiliates (collectively, the "Information") except: (a) Information which at the time of disclosure is in the public domain;
(b) Information which, after disclosure, through no fault of the party receiving same, is published or otherwise becomes part of the public domain; (c) Information which the receiving party can document as having been in its possession prior to the time of disclosure to it by the other party; or d) Information which the receiving party can document as having been received by it on a non-confidential basis from a third party.

     1.3 "Contract Year" means, (i) as to the first Contract Year, the period commencing on the Effective Date of this Agreement and ending on December 31, 2001; and (ii) each immediately subsequent full year during the term of this Agreement commencing January 1.

     1.4 "Contract Quarter" means each calendar quarter or part thereof within each Contract Year.

     1.5  "Sale"  means  sale,  lease,  rental,  transfer,   exchange  or  other
disposition of the Goods by Licensee. A Sale will be deemed to have occurred when the Goods are shipped or are invoiced whichever occurs first.

2.   GRANT

     Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (to the extent contemplated by Section 8) non-transferable license to utilize the Trademark solely upon and in connection with the manufacturing, sale, marketing and distribution of the Goods in the Territory. Licensee shall not use the Trademark, or purport to give consent to the use of the Trademark, in any manner or on any product, items or services, except as specifically set forth in this Agreement. The Goods bearing the Trademark shall not, directly or indirectly, be distributed, sold, or otherwise transferred or disposed of outside of the Territory by the Licensee. Licensee shall inform its customers and distributors in writing that the Goods cannot be distributed, sold or otherwise disposed of outside of the Territory. Licensee shall not sell the Goods to any customer or distributor that may distribute, sell or otherwise dispose of the Goods outside of the Territory. However, Licensor acknowledges that it is aware that Wal-Mart Stores, Inc. maintains facilities in Puerto Rico to which Goods sold by Licensee to Wal-Mart Stores, Inc. in the United States may be transferred from time to time by Wal-Mart Stores, Inc. and agrees that sales of any such Goods by Wal-Mart stores in Puerto Rico shall not be considered a breach of this Agreement. Notwithstanding the above and any termination of this Agreement as set forth in Section 9, if Goods are sold or otherwise disposed outside of the Territory, Royalties (as hereafter defined) shall be due on any and all such sales of Goods. Under no circumstances shall Licensee sell the Goods on line over the Internet directly or indirectly without Licensor's prior written consent.

3.   TERM

     Subject to the earlier expiration or termination of this Agreement as provided in Section 9 or otherwise herein, this Agreement shall be effective as of the Effective Date and expire as of the close of business on December 31, 2003 (the "Term"), subject to renewal for successive three-year periods provided
(i) Licensee has paid to Licensor all Royalties and Minimum Royalties (as hereinafter defined) payable for each Contract Year as set forth herein, (ii) Licensee has satisfied and/or complied with all of its obligations hereunder, and (iii) the parties mutually agree in writing as to the minimum royalties and gross sales projections. Each successive renewal period shall hereinafter be referred to as a "Renewal Term." "Initial Term" and "Renewal Term" shall collectively be referred to as the "Term."

4.   GOODS

     4.1 Licensee shall maintain and comply with the quality standards for the Goods as set forth in Exhibit B. Licensee shall, promptly after its initial commercial production of the Goods (or earlier, if available, but in no event later than thirty (30) days prior to Licensee's first sale of any of the Goods) deliver to Licensor (without cost to Licensor) at its facilities in Parsippany, New Jersey, U.S.A., or such other location designated by Licensor, two (2) representative samples of each model of the Goods bearing the Trademark as well as the related packaging, advertising, labels, promotional or any other printed material used in conjunction with the sale of the Goods. Licensor, at its sole discretion, may disapprove of the use of any of the Goods or associated material, the quality of which is not consistent with the quality standards set forth in this Section 4 or Goods or materials which fail to comply with proper usage of the Trademark as defined in this Agreement. Licensor's approval shall be deemed given if Licensor does not notify Licensee of Licensor's disapproval of any Goods or associated material within 15 days after receipt of same.

     4.2 If the quality standards are not being maintained at any time during the Term or the Termination Period (as hereinafter defined), then upon written notice from Licensor, Licensee shall immediately discontinue the sale and distribution of the Goods or any associated material that do not meet said quality standards. Any Goods that are defective, dangerous or fall below the quality standards shall immediately be removed from sale and if already sold, recalled. Goods, in inventory or elsewhere, not meeting quality standards shall not be distributed or sold. Licensee shall take the above actions at its own expense.

     4.3 Licensee shall ensure that the manner of sale, distribution and/or exploitation by Licensee shall in no manner reflect adversely upon the good name or value of Licensor or of the Trademark.

     4.4 Licensee shall comply at its sole cost with all applicable laws, rules and regulations relating to the manufacture, use, sale, import, export and distribution of the Goods throughout the Territory (and, if applicable, where the Goods are manufactured), whether foreign, federal, state or local, including but not limited to those of the FCC, Underwriters Laboratory and CSA, and any patent and other licenses and pay any such fees applicable to the Goods, as required. Licensee shall provide Licensor with copies of any approvals, registrations, permits or licenses. In any license, registration or request for government or regulatory approval, Licensor shall be identified as the owner of the Trademark.

     4.5 All of the Goods, and all advertising, promotion, packaging or any written material distributed by or through Licensee will, unless otherwise specifically agreed to in writing by Licensor, bear the following legend:

     "EMERSON AND THE G-CLEF LOGO ARE REGISTERED TRADEMARKS OF EMERSON RADIO
                     CORP., PARSIPPANY, NEW JERSEY, U.S.A."

     4.6 In all cases where Licensee desires artwork involving Goods to be prepared, the cost of such artwork and the time for the production thereof shall be borne by Licensee. All artwork and designs involving the Trademark, or any reproduction thereof, shall be and remain the property of Licensor.

5.   ROYALTIES

     5.1(a) Licensee shall pay to Licensor as royalties ("Royalties") a sum equal to the royalty rate for the Goods as set forth on Exhibit A (III) hereto multiplied by the "net sales price" of the Goods directly or indirectly sold by Licensee for each particular category of Goods. The term "net sales price" shall mean the invoice price of the applicable Goods [as translated into U.S. Dollars using an average monthly exchange rate for the applicable Contract Quarter based upon the exchange rate as listed in the New York Edition of The Wall Street Journal], less any actual, documented per-unit adjustments for 1.) returns of Goods from Licensee's customers ("Returns") and 2.) prepaid domestic freight charges (if separately billed or separately itemized on such invoices)(hereinafter, collectively referred to as "per-unit adjustments"). The parties acknowledge that Licensee does sometimes sell a Good to a customer at a price which thereafter is lowered due to mutual agreement between Licensee and the customer as a result of declining industry prices for any such Good. In such case, the parties hereto agree that, notwithstanding the invoice price for any such Good, the determination of the "net sales price" (as such term is defined in this Agreement") for any such Good shall be based on the actual, documented price paid for such Good to Licensee by Licensee's customer after such retroactive price reduction has taken place ("invoice price adjustment") (hereinafter, included in the references to "per unit adjustments"). The "net sales price" for actual, documented demonstration models of Goods requested by and provided to customers without charge ("Demonstration Models") shall be zero and no earned royalty shall be payable thereon, provided, however, that in any month the aggregate current fair market sales price of all Demonstration Models shall not exceed one-half percent (.5%) of the total net sales of Goods for that month.

     (b) Licensee shall be required to pay certain non-refundable minimum royalties for each Contract Year as set forth on Exhibit C ("Minimum Royalties"). Such payments shall be creditable towards any Royalties that become due in accordance with this Section for such Contract Year. No such credits may be carried over to any subsequent Contract Year.

     (c) All costs and expenses incurred in the manufacture, sale, distribution or exploitation of the Goods, or otherwise incurred by Licensee, and all taxes, duties, levies and assessments, including sales, value added and use taxes, pertaining to the manufacture, sale, distribution or exploitation of the Goods, except for taxes on the net income realized by Licensor under this Agreement, shall be paid by Licensee. No such costs, expenses or taxes shall be deducted from, or diminish in any way, or result in the reduction of, any Royalties payable to Licensor.

     5.2 If any Goods are sold at a special reduced price to any of Licensee's Affiliates, officers, directors, employees, representatives, agents or major stockholders, the Royalty paid on such sales shall be based upon the average net sales price charged third party customers during the Contract Quarter in which such sale is made.

     5.3 Royalties shall accrue for all sales made during each Contract Quarter, and shall be due on the 30th day of the month following the end of such Contract Quarter with the final quarterly payment due within thirty (30) days of the expiration or termination date of this Agreement. Payment of Royalties shall accompany the quarterly statements required by Section 5.4 below. The acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any Royalties paid hereunder shall not preclude Licensor from questioning the accuracy thereof at any time during the Term or within three (3) years after the termination or expiration of this Agreement.

     5.4 Within thirty (30) days after each Contract Quarter, Licensee shall furnish to Licensor complete and accurate statements in the form attached as Exhibit D, certified to be accurate by Licensee, describing for that Contract Quarter a.) the Goods, including product category/model number/invoice price, distributed and/or sold by Licensee, b.) the per-unit adjustments as set forth in this Section 5 for such Goods, c.) the Net Sales Price of such Goods and d.) the Royalty payable by Licensee. Statements shall be furnished to Licensor whether or not any Goods have been sold during the Contract Quarter in question. On an annual basis, within 60 days after the close of Licensee's fiscal year, Licensee will provide Licensor with Licensee's financial statements, audited by the regularly retained independent chartered or certified public accountants of Licensee, and prepared in accordance with generally accepted accounting principles, consistently applied. Within 60 days after the end of each Contract Year, Licensee shall furnish to Licensor an Annual Royalty Statement in the form annexed as Exhibit D, certified to be accurate by an independent chartered or certified public accounting firm.

     5.5 Licensee shall keep, maintain and preserve all books of account and records relating to the license hereby granted, and Licensor and its duly authorized representatives shall have the unqualified right during each Contract Year, upon reasonable notice, to conduct two (2) examinations of such books and records. The examination shall take place at reasonable hours without unduly disturbing Licensee's business operations, to examine, copy and extract said books of account and records and of all other documents and materials in the possession or under the control of Licensee with respect to the subject matter and terms of this Agreement. The books of account and records shall be made available for inspection by Licensor for three (3) years after the expiration or termination of this Agreement. If Licensor's duly authorized representatives shall discover an underpayment of 5% or more, in addition to payment of the underpayment as set forth in this Section, Licensee shall pay to Licensor the cost of such examination.

     5.6 Royalties found to be due as a result of Licensor's examination of (a) any statement provided pursuant to Paragraph 5.4 above or (b) Licensee's books of accounts and records, shall be paid immediately in good funds.

     5.7 Any and all late payments of Royalties and Minimum Royalties shall bear interest, commencing on the date originally due and payable, at an annual interest rate equal to the prime rate as listed in the New York Edition of The Wall Street Journal, plus five percent (5%).

6.   LICENSOR'S TRADEMARK RIGHTS; LIMITATION OF USE AND AUTHORITY

     6.1 Licensor warrants, and Licensee acknowledges and agrees, that Licensor holds all right, title and ownership in and to the Trademark to be used on the Goods in the Territory and the goodwill appurtenant thereto. Licensee recognizes the great value to Licensor of the goodwill associated with the Trademark and that the Trademark has a secondary meaning in the mind of the public. This Agreement does not grant Licensee any right of ownership, title or interest in the Trademark, nor authorize Licensee to use the Trademark except for the purposes set forth in this Agreement. Licensee acknowledges that it does not have and has not acquired any rights in or to the Trademark, product names, likenesses or any derivations of the foregoing. The Trademark, all rights therein and use thereof, and the goodwill pertaining thereto, whether developed by the Licensor or the Licensee, shall inure to the benefit of and be the exclusive property of Licensor. If applicable, Licensee shall assign to Licensor the Trademark and any incidental rights created by its use, together with any goodwill and shall execute and deliver to Licensor such documents as Licensor requires to register Licensee as a registered or permitted user thereof, in accordance with any applicable laws, rules, requirements or regulations of the Territory. The Trademark shall be displayed by Licensee, without alteration, on all Goods sold by Licensee. Any copyright which may be created in any article, design, label or the like, bearing the Trademark shall be subject to the prior approval before use, and be the property of Licensor. Upon request, Licensee shall provide Licensor with all necessary documents or information for the purpose of perfecting Licensor's title to any Trademark registrations, including the date of the first use in commerce of the Trademark on the Goods in the Territory.

     6.2  Neither  Licensee  nor  any  of  its  Affiliates  will,   directly  or
indirectly:

     - sell, manufacture or distribute any goods whatsoever under a mark similar to the Trademark.

     - register or attempt to register the Trademark in its own name or the name of any third party.

     - register or attempt to register in its name or that of any other person or entity affiliated with it any name or mark, corporate name, internet domain name or domicile, web site or any other designation of any kind, in any language, which is the same as, similar to or a derivative of, or otherwise utilizing any portion of the Trademark or trade names of Licensor or any of its Affiliates.

     - incorporate or form any corporation or use any name which is the same as, or which is likely to cause confusion or mistake with, any corporate name of Licensor or of any of its Affiliates or subsidiaries.

     - re-label  any of the Goods.

     - use any trademark, brand or trade dress which is the same as, or which is likely to cause confusion or mistake with any trademark, brand or trade dress of Licensor.

7.   TRADEMARK INFRINGEMENT; INDEPENDENT CONTRACTOR

     7.1 Licensee will notify Licensor promptly of any of the following that may come to Licensee's knowledge:

     (a) Any alleged infringement by Licensor or Licensee of the rights of any third parties arising out of the activities undertaken in connection with this Agreement;

     (b) Any alleged infringement of the Trademark of Licensor; or

     (c) Any other factors or events which reasonably may be expected to have a material adverse effect on the promotion of the Goods under the Trademark or on Licensor's rights and interests in the Trademark.

     7.2 Pursuant to its warranty in Paragraph 6.1 herein that Licensor holds all right, title, and ownership, in and to the Trademarks to be used on the Goods in the Territory, Licensor warrants and represents to Licensee that Licensee's use of said Trademarks on the Goods in the Territory and the sales of such Goods in the Territory with said Trademarks affixed, in the manner set forth in this Agreement, shall not violate the trademark rights of any third party. Licensor agrees to defend, in its sole discretion, and indemnify Licensee for all costs and damages reasonably incurred by Licensee (including but not limited to its reasonable attorneys' fees) should any third party claim that such use by Licensee violates the trademark rights of such third party. In the event Licensor fails to take any action to defend Licensee from any such claim within fifteen (15) days of receipt of written notice from Licensee, Licensee shall have the right to use its own attorneys to contest or settle such claim but no settlement shall be made without Licensor's prior written approval, with all fees, costs and expenses reasonably incurred by Licensee in contesting or settling such claim (including, but not limited to, reasonable attorneys' fees and the settlement amount) being paid by Licensor.

     7.3 Licensee shall utilize its best efforts to furnish all reasonable assistance, at Licensor's request, to enable Licensor to assert and prosecute any claims or defend against any action arising in connection with or related to the Trademark and the matters described in Sections 7.1 and 7.2 above. Such assistance shall include, but not be limited to: monitoring and reporting to Licensor any improper or unauthorized use of the Trademark, signing documents, giving testimony, joining such action and asserting claims with respect to the licensed Trademark against third parties. All expenses reasonably incurred by Licensee in furnishing such assistance (such as, for example, travel and other expenses incurred in giving testimony) shall be promptly repaid by Licensor upon presentation of reasonable proof thereof. However, no single expense in excess of $1000.00 shall be incurred without Licensor's prior written consent.

     7.4 Licensee shall not use the name or credit of Licensor in any manner whatsoever, nor incur any obligation in Licensor's name. Nothing herein contained shall be construed to constitute the parties joint venturers, nor shall any similar relationship be deemed to exist between them. Nothing herein contained shall be construed as constituting Licensee as Licensor's agent or as authorizing Licensee to incur financial or other obligations in Licensor's name without Licensor's specific prior authorization in writing. Under no circumstances shall any power be granted, or be deemed to be granted to Licensee, be deemed to be a power coupled with an interest. The rights and powers retained by Licensor to supervise or otherwise intervene in Licensee's activities, all as hereinabove provided, are retained because of the necessity of protecting Licensor's copyrights, Trademark, properties and property rights generally, and specifically to conserve the goodwill and good name of Licensor and of the Trademark.

8.   EXCLUSIVITY

     Subject to the provisions set forth in Section 17.2, nothing in this Agreement shall be construed to prevent Licensor from using or granting any other licenses for the use of the Trademark or from utilizing the Trademark in any manner whatsoever, except that, as long as Licensee complies with the terms and conditions of this Agreement, Licensor shall not use nor grant any other license of the Trademark effective during the Term of this Agreement within the Territory in connection with the sale of the Goods listed in Exhibit A. It is agreed that, as long as Licensee is in compliance with the terms and conditions of this Agreement, Licensor agrees to defend, in its sole discretion, and indemnify Licensee for all costs and damages reasonably incurred by Licensee (including but not limited to reasonable attorneys' fees) should any third party claim that during such period of compliance by Licensee, such third party has been granted a license by Licensor of the Trademark in the Territory during the Term hereof in connection with the sale of such Goods. Such indemnity shall be in addition to any other remedy that Licensee may have for such breach of this Agreement. In the event Licensor fails to take any action to defend Licensee from any such claim within fifteen (15) days of receipt of written notice of any such claim from Licensee, Licensee shall have the right to use its own attorneys to contest or settle such claim but no settlement shall be made without Licensor's prior written approval, with all fees, costs and expenses reasonably incurred by Licensee in contesting or settling such claim (including, but not limited to, reasonable attorneys' fees and the settlement amount) being paid by Licensor.

9.   TERMINATION

     9.1 This Agreement shall immediately terminate by its own force without notice from Licensor upon the occurrence of any one or more of the following events: (i) an assignment by Licensee for the benefit of creditors; (ii) a public admission by Licensee of its insolvency; (iii) dissolution of Licensee or loss of its charter by forfeiture or otherwise; (iv) adjudication of Licensee as bankrupt or insolvent; (v) appointment of a trustee, liquidator or receiver for the Licensee or a material or substantial portion of its assets, subsidiaries or property; (vi) exercise by any court or governmental agency of jurisdiction over the property or business of the Licensee or any substantial part thereof; (vii) the commencement of any proceedings for the reorganization, dissolution, liquidation or winding up of the Licensee; (viii) the filing by Licensee of a voluntary petition in bankruptcy under any bankruptcy or insolvency law or any law providing for Licensee's reorganization, dissolution, liquidation or winding up, or (ix) consent by Licensee to the appointment of a receiver or trustee of itself or of its property or any substantial part thereof.

     9.2 If Licensee: (i) without prior written consent of Licensor sells, or permits or has reason to believe a party to whom it sells Goods shall sell, any Goods outside the Territory bearing the Trademark, except in cases involving sales of the Goods by Wal-Mart stores in Puerto Rico as provided for herein in Paragraph 2; (ii) has intentionally or negligently rendered or renders an incorrect, material representation or report in connection with the rights granted to Licensee hereunder; (iii) commits intentional or negligent material damage or omits or fails to take steps within its power to prevent such damage to Licensor's business, reputation, vendor relationships, customers or client base, distribution channels or assets or the value of any of Licensor's tradenames, the Trademark, service marks, symbols, signs, or other distinctive marks, or the goodwill associated therewith; (iv) fails to provide insurance substantially in accordance with the terms of Exhibit E; (v) fails to pay any Royalties, Minimum Royalties or provide any Royalty Statement as set forth in
Section 5 when due; (vi) registers or attempts to register in its own name or the name of a third party a Trademark or any other trademark owned by the Licensor or similar to such a trademark, or any name or mark, corporate name or any designation of any kind which is the same as, similar to or a derivative of, or otherwise utilizing any portion of the Trademark or trade names of Licensor or any of its Affiliates; (vii) assigns or transfers this Agreement, including by operation of law, without the prior written consent of Licensor; or (viii) breaches any of its obligations hereunder, then, in addition to the rights available under law or in equity, Licensor may notify Licensee in writing that Licensee is in default under the terms of the Agreement. If such default is not remedied within thirty (30) days after the delivery of such notice, Licensor shall have the right to terminate this Agreement effective upon delivery to Licensee of notice that the Agreement is terminated.

     9.3 Licensee may terminate this Agreement at any time after December 31, 2001 upon one (1) year's prior written notice (the "Notice Period") to Licensor and upon the immediate payment of any Royalties, including the Minimum Royalties, as set forth in this Agreement, which would otherwise be due including those which would be due during the Notice Period.

     9.4(a) Upon termination of this Agreement, Licensor shall have the right to retain all moneys paid hereunder to date, to receive all moneys to which it is entitled and to avail itself of any legal or other remedy or relief available to it including, but not limited to, equitable relief to enjoin the use of the Trademark and the manufacture, sale and distribution of Goods utilizing the Trademark. Licensee shall be responsible for all costs of such enforcement. All remedies available to Licensor hereunder are cumulative, and Licensor may exercise any one or more remedies or rights available to it cumulatively. The termination of this Agreement shall be without prejudice to Licensor's rights and remedies with respect to any obligation incurred or breach committed prior to such termination, including the right to recover for damages caused by Licensee's breach. Licensee acknowledges that its failure to cease (or cause to cease) the marketing, manufacture, assembly and packaging, sale or distribution of Goods, parts, packaging, written materials or components using the Trademark at the termination of this Agreement, other than as set forth in Section 9.6, will result in immediate and irreparable damage to Licensor and to the rights of any subsequent licensee.

     9.4(b) Upon termination of this Agreement, Licensee shall promptly deliver to Licensor any and all property of the Licensor in the possession, custody or control of Licensee, including all promotional material, original artwork, product manuals and any other material bearing the Trademark in the possession of Licensee, subject to the provisions of Section 9.6.

     9.5 Within ten (10) days of the termination or expiration of this Agreement, Licensee shall deliver to Licensor a statement showing the number and description of Goods on hand or in process. Licensor shall have the right to take a physical inventory to ascertain or verify such statement, and refusal by Licensee to submit to such physical inventory shall forfeit Licensee's right to dispose of such inventory as provided in Section 9.6 hereof.

     9.6 In the event of termination or expiration, Licensee, its receivers, representatives, trustees, agents, administrators and successors shall have no further right to sell, exploit or in any way deal in or with the Goods, parts or components (except as otherwise set forth in this Agreement), or any advertising matter, written materials, packing material, boxes, cartons or other documentation relating thereto bearing the Trademark, without the express written consent of Licensor; provided, however, Licensee shall be entitled (subject to the obligation to timely pay all Royalties) to dispose of Goods on hand or on order at the date of termination bearing the Trademark for a period of six (6) months from the date of termination, at prevailing market prices. This six-month period shall be referred to herein as the "Termination Period". Nothing contained herein shall be deemed to permit the manufacture of any Goods for Licensee during the Termination Period, or the sale of any such improperly manufactured Goods during the Termination Period.

10.  DISTRIBUTION OF GOODS

     Licensee shall use commercially reasonable efforts to diligently and continuously market, manufacture (or cause to be manufactured), distribute and sell the Goods, including, without limitation, achieving the total minimum sales projections set forth on Exhibit C, and shall make and maintain adequate arrangements for their distribution throughout the Territory.

11.  SUPPLIERS

     The Licensee shall obtain satisfactory written evidence from any supplier that is retained by Licensee that such supplier will not use the Trademark in any manner not permitted under this Agreement, in the form set forth on Exhibit F, in those instances where the supplier furnishes Goods, parts, components, written materials or packaging for the Goods bearing the Trademark.

12.  SERVICE AND SPARE PARTS

     Licensee shall establish and monitor such service agents and centers in the Territory as may be necessary to the service of Goods. Licensee shall maintain a sufficient inventory of spare parts for the Goods taking into account any order lead, requiring same, during the Term and the Termination Period. During the Term and subsequent to the expiration or termination of this Agreement, Licensee shall provide for after sales warranty service and maintain a sufficient inventory of spare parts for the Goods for the respective periods required by any and all applicable laws or Licensee's warranty, whichever is longer.

13.  REPRESENTATIONS AND WARRANTIES

     Each party hereby represents and warrants to the other that:

     (a) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

     (b) It has the full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder and entry into this Agreement and the performance of its obligations hereunder do not and shall not contravene any laws, or contravene, conflict with or result in a breach of its certificate of incorporation, by-laws, or any other empowering document or agreement to which it is a party.

     (c) The execution and delivery of this Agreement has been duly authorized by all necessary corporate action of the party and constitutes the valid and legally binding obligation of each party enforceable against the party in accordance with it terms.

     (d) This Agreement shall be binding on the successors, assigns and legal representatives of both parties.

14.  DISCLAIMER AND INDEMNIFICATION

     14.1 Licensee shall not and does not grant any warranty or guaranty binding Licensor or creating any liability for Licensor. Licensee will make no statements or representations whatsoever to any third parties which, expressly or impliedly, states or suggests that Licensor is making any warranties with respect to the Goods. Licensor expressly disclaims any implied warranties, including the implied warranties of merchantability and fitness for a particular purpose.

     14.2 Licensee shall obtain all necessary licenses and pay all royalties applicable to the Goods or any parts or components thereof. In the event
Licensee utilizes any parts or components which are subject to a license agreement, either directly or indirectly through a parts supplier, or are required to be licensed, Licensee represents that such licenses shall be valid and that it shall be and remain in full compliance with the terms thereof, including the payment of any royalty fees. Licensee represents that the Goods shall be and remain free from all claims of intellectual property infringement (including but not limited to any patents, trademarks, copyrights, trade dress, etc.) and that it shall not obtain or use any parts or components with the Goods which are unlicensed copies of components for which a third party owns the intellectual property rights. Licensee shall defend, indemnify and hold harmless Licensor, its affiliates and subsidiaries and their respective employees, officers, directors, stockholders, agents, licensees, representatives, successors and assigns from and against any and all claims, demands, judgments, liabilities, damages, losses, costs and expenses of any nature (including attorneys' fees and expenses), including without limitation, death, personal injury, bodily injury, sickness, disease, property damage, loss of use of property or product liability arising from or related to any (i) claim, action or omission of Licensee, its agents, employees or their families, affiliates, distributors, suppliers or subcontractors arising under this Agreement, (ii) Licensee's failure to comply with its obligations set forth herein, (iii) Licensee's misrepresentation of any warranties or representations, (iv) action or omission arising out of the operation of Licensee's business or performance under this Agreement, or (v) claim or action arising from Licensee's sale of the Goods, including any claim of infringement of a third party's proprietary intellectual property, including any patent, copyright, trademark or trade dress, except as may otherwise be set forth in paragraphs 7 or 8 herein.

15.  INSURANCE

     Prior to the distribution or sale of any Goods, Licensee shall purchase and maintain or cause to be maintained, at its own cost, insurance reasonably satisfactory to Licensor of the kinds and in the amounts specified in Exhibit E or in amounts required by law, whichever is greater.

16.  CONFIDENTIALITY

     Each party will use any Confidential Information received by the other party solely for the purpose of carrying out this Agreement. Neither party will disclose any Confidential Information to third parties without the express written consent of an officer of the other party, unless compelled by law, required by applicable securities rules or regulations or, in the written opinion of counsel such disclosure is required by law. In such event, each party shall inform the other party as far in advance as possible prior to making any such disclosure. Notwithstanding the foregoing, Licensor shall not be required to inform or obtain the consent of Licensee for the issuance of any press release which utilizes, refers to or discloses sales or royalty information relating to this Agreement, or for the reporting or filing of this Agreement in accordance with applicable securities regulations. Each party shall cause each of their respective officers, directors, agents or employees to whom a disclosure of Confidential Information is made or any subcontractor, or supplier, including the manufacturer(s) of the Goods or any parts or components therefor, to adhere to the terms and conditions of this section as if, and to the same extent as if, he or she were a party to this Agreement. Upon expiration or termination of this Agreement, each party shall return to the other party all copies of the Confidential Information of the other party in its possession or control, except that Licensor shall not be required to return Confidential Information provided by Licensee which has become a part of Licensor's books and records and which pertains to historical sales and royalty information.

17.  LICENSOR'S LINE OF BUSINESS; NEW GOODS

     17.1 Licensee acknowledges that Licensor is presently in the business of selling consumer electronic products, microwave ovens and other consumer products and is seeking alliances, joint venture partners and/or licensees with the goal of distributing other consumer products throughout the world. Licensee acknowledges that marketing and distribution of the foregoing (as well as any other products which Licensor may distribute) with the Trademark shall not constitute a breach of this Agreement. As Licensor currently sells such products to Wal-Mart in the Territory, Licensee agrees to give Licensor reasonable advance written notice at least once each calendar quarter of a meeting during such quarter regarding the sale of Goods to Wal-Mart in the Territory, and the opportunity for a representative designated by Licensor in writing to attend each such meeting.

     17.2 In the event Licensor or Licensee is desirous of introducing into the Territory video products not previously offered by Licensor to Licensee under the terms of this Agreement ("New Goods"), Licensor hereby grants to Licensee a right of first refusal with respect to the manufacture, sale, marketing and distribution of such New Goods in the Territory. In such event and in each instance, Licensor or Licensee, as the case may be, shall furnish the other with a description of the New Goods and related specifications. Licensee shall have 30 days after receipt of or giving such notice, as the case may be, to advise Licensor in writing whether it is interested in acquiring the rights to such New Goods for the Territory, which shall be in accordance with the terms of this Agreement, pursuant to such notice. If Licensee is interested in acquiring the rights to such New Goods, within 60 days after notifying Licensor of such interest, Licensee shall provide Licensor with (a) reasonable and realistic monthly sales projections for the 12-month period beginning with product availability; (b) a market study; and (c) detailed assumptions supporting the projections, all of which must be in a form acceptable to Licensor. In the event Licensor accepts the market study, related sales projections and the assumptions underlying same, Licensor shall provide Licensee with written confirmation that the New Goods are added to the list of Goods set forth on Exhibit A and subject to the terms of this Agreement. Should Licensee (i) refuse such offer or (ii) fail to exercise its rights hereunder by providing Licensor with written notice and an acceptable market study, sales projection or underlying assumptions within the prescribed time period, then, in any such event, Licensee's rights hereunder with respect to such New Goods shall be waived and Licensor, in its sole discretion, shall be free to sell or grant distribution or trademark license rights with respect to such New Goods within the Territory, notwithstanding anything to the contrary in this Agreement.

18.  ASSIGNMENT AND SUBLICENSING

     The license herein granted is personal to Licensee and may not be assigned, transferred, sub-licensed, pledged, mortgaged or otherwise encumbered by Licensee in whole or in part without Licensor's prior written consent. For the purposes of this section, the term "assigned" shall include without limitation, transfers of (i) control, whether by merger, consolidation, reorganization or change of management and (ii) ownership of fifty percent (50%) or more of the outstanding securities of Licensee. Notwithstanding these restrictions, Licensee shall notify Licensor in writing prior to any proposed change in control or transfer of ownership of fifty percent (50%) or more of the outstanding securities of Licensee. If Licensee is interested in continuing the terms of this Agreement, Licensor shall determine, following receipt of all financial or other documents or due diligence materials requested by Licensor concerning the proposed transfer of control or ownership, whether Licensor will approve, in its sole discretion, such change of ownership or control.

19.  MISCELLANEOUS

     19.1 No provision of this Agreement may be changed, amended or waived, except in a writing signed by both parties. Any waiver on the part of any party of any breach, right or interest hereunder shall not imply the waiver of any subsequent breach or the waiver of any other rights or interests. No waiver by either party of a breach hereof or a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of like or similar nature.

     19.2 Should any provision of this Agreement prove to be invalid or unenforceable under existing or future law, the remaining provisions of the Agreement will remain in force in all other respects.

     19.3 All notices will be in writing and in English and will be served personally or by registered or certified mail, return receipt requested, or by overnight courier or by facsimile transmission to each other party at its address or facsimile set forth herein, or at such other address as each party may provide to the other in writing from time to time. Any such notice will be effective upon actual receipt.

     19.4 This Agreement is the entire and sole agreement and understanding of both parties and supersedes all other agreements, understandings and communications, whether oral or written, regarding the subject matter hereof. This Agreement may be executed in any number of counterparts or by facsimile, but all counterparts and facsimiles hereof will together constitute but one agreement. In proving this Agreement, it will not be necessary to produce or account for more than one counterpart executed by both parties.

     19.5 All disputes between the parties concerning this Agreement will be resolved under the laws of the State of New Jersey, U.S.A., excluding the conflicts of laws provisions thereof, in the English language, and the courts of New Jersey will have sole and exclusive jurisdiction over the parties in any such dispute and venue shall lie exclusively in Morris County, New Jersey. However, it is expressly understood that this Section shall not preclude Licensor's right to make application for, and seek enforcement of, injunctive relief in any court having jurisdiction. Licensee acknowledges that there is no adequate remedy at law for a breach of this Agreement, or any warranty, representation or covenant set forth, and monetary damages would not be a sufficient remedy. Accordingly, Licensor shall be entitled to any equitable remedies available including, but not limited to, an immediate temporary restraining order and/or preliminary injunction, without bond or security, and such other further relief as any court with jurisdiction may deem just and proper. In any action brought by a party hereto against the other party hereto as to any claim or right arising out of this Agreement, the prevailing party in such litigation shall be entitled to recover from the other party hereto its reasonable attorneys' fees, in addition to any other relief it may be awarded.

     19.6 Licensee shall strictly and fully comply with all import/export controls imposed by the Territory or any country or organization of nations within whose jurisdiction Licensee operates or does business.

     19.7 The respective indemnities, agreements, representations, warranties and other statements of each of the parties hereto and the undertakings set forth in or made pursuant to this Agreement will remain in full force and effect, and will survive the termination or expiration of this Agreement.

     19.8 Licensee shall not disseminate any press release or other announcement relating to the transaction contemplated by this Agreement without Licensor's prior written consent as to the contents thereof.

     19.9 All payments due pursuant to this Agreement shall be made directly by Licensee to Licensor, by bank wire transfer as instructed by Licensor, and shall be in U.S. Dollars.

     19.10 The parties have requested that this Agreement be drawn up and interpreted in the English language.


     IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representative of each party effective as of the date set forth above.

                                            EMERSON RADIO CORP.
                                            By:     /s/ John J. Raab
                                            Name        John J. Raab
                                            Title Executive Vice President Int'l
                                            [Facsimile No. (973) 428-2010]

                                            FUNAI CORPORATION, INC.

                                            By:       /s/ Masao Suwa
                                            Name          Masao Suwa
                                            Title  President
                                            [Facsimile No. 201-288-8019]